UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2009

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-595-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On Tuesday, June 9, 2009, an accidental explosion occurred at a ConAgra Foods, Inc. manufacturing facility in Garner, N.C. This facility was the primary production facility for the company’s Slim Jim branded meat snacks and the packaging area of the plant is expected to be out of service for the foreseeable future. Annual revenues for Slim Jim branded products have approximated $200 million in recent years. From the date of the explosion until June 13, 2009, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (the "ATF") was in effective control of the facility as it conducted its investigation. On June 13, 2009, the ATF announced its determination that the explosion was the result of an accidental natural gas release, and not a deliberate act. At the time of the explosion, a new natural gas fired hot water system was being installed by a third party at the facility. In order to allow the ATF to complete its report on the accident in due course, the company does not plan to make further statements regarding the additional detail expected to be in the final ATF report until such time as the report is completed and available to the company. In cooperation with a number of federal and local agencies and with the assistance of independent experts, the company has begun its own investigation into the accident.

The company maintains comprehensive property and general liability insurance policies with very significant loss limits that it believes will provide substantial and broad coverage for the currently foreseeable losses arising from this accident. The company anticipates that it will incur modest costs related to deductibles and co-payment obligations under available insurance policies, as well as other one-time costs that are not currently expected to be material. The company currently plans to treat these amounts, as well as any net gain or loss from insured losses, asset write offs, and insurance recoveries under these policies as items impacting comparability in earnings releases for fiscal 2010, which began on June 1, 2009.

The company also maintains business interruption insurance with significant limits that it anticipates will respond to this situation. For the purposes of providing its annual earnings estimates for fiscal 2010, the company currently expects amounts received under the business interruption insurance to substantially compensate for any foregone profits from the business disruption.

The company has continued to service Slim Jim product supply from existing inventory stocks, although at reduced levels. Customer cooperation regarding short term disruptions has been strong. The company is taking a number of steps to address interim supply needs for Slim Jim products by shifting some production to other company facilities, increasing supply from existing third party manufacturers of certain Slim Jim products and establishing interim manufacturing arrangements with other third party producers. The company expects interim manufacturing from new third party producers to begin providing additional amounts of production needs within four to six weeks. Based on these expectations, the company projects that it will have access to a combined production base needed to service the business during August 2009. Although service disruptions are likely during the current fiscal quarter, the company expects for the business to achieve acceptable service levels during the second quarter of fiscal 2010 and also expects that the accident will have no material impact on long term brand dynamics.

The company continues to analyze the expected impacts of this matter, and will share additional details in connection with its fiscal 2009 fourth quarter earnings release, which is scheduled for release on June 25, 2009. Based on management’s current assessment of production options, the expected level of insurance proceeds, and the estimated potential amount of losses and impact on the Slim Jim brand, which continue to be reviewed, the company does not believe that the accident will have a material adverse effect on its results of operations, financial condition or liquidity in fiscal 2010; or on the fiscal 2010 profit growth opportunities for its Consumer Foods reporting segment. Despite the accident, the company continues to believe it will be able to meet its previously communicated long-term outlook of growth in annual earnings per share from continuing operations, excluding items impacting comparability, of 8 percent to 10 percent over the long term.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

June 17, 2009	By:	Colleen Batcheler

Name: Colleen Batcheler
Title: Senior Vice President, General Counsel and Corporate Secretary